Exhibit 99

News For Immediate Release

Contact:	Damon Wright
Sr. Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Epicor® Reports Record 2006 Fourth Quarter and Full-year Earnings

Quarterly Revenue Exceeds $100 Million for the First Time in Company History;

Quarterly Software License Revenue Hits Record $32.3 Million

Driven by 19% Year-over-Year Organic Growth

IRVINE, Calif., January 30, 2007 — Epicor Software Corporation (Nasdaq: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of the Global 1000, today reported financial results for its fourth quarter and full year ended December 31, 2006. All results should be considered preliminary pending the Company’s filing of its annual report on Form 10-K for the year ended December 31, 2006.

“Record sales in every key area of revenue contribution – software license, consulting, and maintenance – in the fourth quarter, highlighted an excellent 2006 year where we beat the revenue and earnings guidance previously provided on April 3, 2006,” said George Klaus, Epicor chairman and CEO. “Most importantly, we continued to experience excellent net license revenue (NLR) growth during the fourth quarter, with 26% total NLR growth and 19% organic NLR growth versus last year’s fourth quarter. This growth is being driven by our ability to consistently add new names to our base of more than 20,000 customers, with 228 new customer wins in the fourth quarter alone and 750 new customers for the year. New customers are the key to driving strong future growth in professional services and maintenance and support the excellent visibility we have in any given quarter where approximately 80% of our revenue is highly predictable since it is generated from our existing base of customers.

“We believe our solid double-digit growth in organic software license revenue sets us apart from the overall industry’s predicted organic growth rates of mid to high single digits,” Klaus said. “Worldwide, our average selling price (ASP) for direct new deals has risen over the past 12 months and our outlook for continued strong software license growth sets the stage for us to continue to outpace industry expectations. Our pipelines remain stronger than ever, and the quality of the pipeline is continuing to improve, providing even better visibility and increasing the already excellent opportunities we have across our sales organization.

“Our early adoption of Service Oriented Architecture (SOA) and the .NET technology platform, as well as our focused vertical strategy, differentiates Epicor in terms of our ability to deliver a

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complete, next-generation business solution to mid-market companies and divisions of the Global 1000 virtually anywhere they do business. We believe that Epicor has a significant competitive advantage, as illustrated by our strong software growth rates and new customer wins, in what is clearly a competitive marketplace. Superior product functionality, flexibility, ease of use, and the ability to easily integrate and customize are among the hallmarks of Epicor’s business solution offering and we are firmly committed to extending on what we believe is already a significant technology and product lead.”

Total fourth quarter revenues increased 27.8% to a record $104.4 million, compared to $81.7 million in the 2005 fourth quarter. This represents the first time the Company has exceeded $100 million in quarterly revenue. Fourth quarter GAAP net income was $6.7 million, or $0.12 per diluted share, compared to $7.9 million, or $0.14 per diluted share in the 2005 fourth quarter. 2005 fourth quarter GAAP earnings benefited from a non-cash income tax benefit of $1.6 million, or $0.03 per diluted share. The 2006 fourth quarter tax rate was 38.8%, compared to a tax rate of 15.3% in the year earlier period. The Company’s actual annual cash tax rate for 2006 was approximately 10%.

2006 fourth quarter non-GAAP earnings were $12.3 million, or $0.21 per diluted share, compared to non-GAAP earnings of $12.1 million, or $0.21 per diluted share, in the 2005 fourth quarter, which also benefited from the lower 15.3% tax rate. For comparative purposes, fully taxed (39%) 2005 fourth quarter non-GAAP earnings would have been $0.16 per diluted share.

Excluding total revenue contributions of $14.1 million from CRS Retail Systems Inc. (CRS), which was acquired on December 6, 2005, total 2006 fourth quarter revenues increased 15.5% to $90.2 million, compared to $78.1 million in the year-earlier period, which excludes the partial 2005 fourth quarter revenue contribution from CRS of $3.5 million. NLR growth was strong, with fourth quarter NLR increasing 26.0% to $32.3 million, compared to $25.7 million in the 2005 fourth quarter. Excluding NLR contribution from CRS of $2.6 million in the 2006 fourth quarter and $0.7 million in the 2005 fourth quarter, NLR increased 19.0% to $29.7 million in the 2006 fourth quarter. Consulting revenue grew strongly in the 2006 fourth quarter to a record $29.3 million, an increase of 44.6% when compared to consulting revenues of $20.2 million in the 2005 fourth quarter. Excluding CRS consulting revenues of $5.1 million in the 2006 fourth quarter and $1.5 million in the 2005 fourth quarter, consulting revenue increased 28.7% to $24.1 million in the 2006 fourth quarter. Maintenance revenue for the 2006 fourth quarter also hit a record high of $38.3 million, growing 12.0% when compared to maintenance revenues of $34.2 million in the 2005 fourth quarter. Excluding contributions from CRS of $3.0 million in the 2006 fourth quarter and $0.8 million in the 2005 fourth quarter, maintenance revenue grew for the 12th consecutive quarter, increasing 5.6% to $35.3 million in the 2006 fourth quarter. Hardware and other revenue for the 2006 fourth quarter was $4.4 million, up from $1.5 million in the prior year’s fourth quarter. CRS contributed $3.4 million to 2006 fourth quarter hardware and other revenue.

2006 full-year revenues increased 32.7% to a record $384.1 million, compared to $289.4 million in 2005. 2006 full-year GAAP net income was $23.8 million, or $0.42 per diluted share, compared to $52.0 million, or $0.92 per diluted share, in the prior year’s period. The 2006 annual tax rate was 38.3%, compared to an annual tax rate of 9.7% in 2005. Additionally, 2005 GAAP net income benefited from a non-cash income tax benefit of $21.5 million, or $0.38 per diluted share.

2006 full-year non-GAAP earnings were $42.1 million, or $0.74 per diluted share, compared to non-GAAP earnings of $46.3 million, or $0.82 per diluted share, for the 2005 full-year, which also benefited from the lower 9.7% tax rate. For comparative purposes, fully taxed (39%) 2005 full-year non-GAAP earnings would have been $0.57 per diluted share.

Balance Sheet Summary

The Company’s balance sheet at December 31, 2006 included cash and cash equivalents of $70.2 million, which was bolstered by approximately $12 million in cash flow from operations during the quarter. The Company’s total debt balance as of December 31, 2006 was $99.4 million.

At 2006 fourth quarter-end, net accounts receivable was $84.0 million. Days sales outstanding (DSOs) was 74, up seasonally from 69 in the third quarter 2006. Working capital increased by $10.8 million to $55.5 million at the end of the 2006 fourth quarter, up from $44.8 million at the end of the 2006 third quarter.

2007 First Quarter and Full-Year Guidance

The Company is confirming its 2007 full-year guidance previously issued on October 25, 2006. Specifically, total revenues for the 2007 year are expected to be in the range of $420 to $425 million, with software license revenue expected to increase between 13-15% over 2006 full-year software license revenue. 2007 full-year GAAP net income is expected to increase approximately 25% over 2006 full-year GAAP net income. Non-GAAP earnings per diluted share for the 2007 full-year are expected to be in the range of $0.83 to $0.85. The Company’s full-year 2007 non-GAAP net income guidance excludes current expectations for full-year amortization of intangible assets of approximately $10.4 million and full-year stock based compensation expense of approximately $7 million, each net of tax. 2007 full-year non-GAAP earnings per share expectations assume a weighted average share count of 58 million shares. Expected earnings results presume an effective tax rate of approximately 38.5%, with a cash tax provision of approximately 10-11% for the 2007 year.

For the 2007 first quarter, the Company expects revenue in the range of $93 to $95 million. Consistent with past years, the 2007 first quarter guidance includes additional expected expense for the hiring of sales, support and professional services employees to support the Company’s expected growth throughout the year. Non-GAAP earnings are expected to be $0.15 per diluted share, with GAAP earnings of $0.08 per diluted share. The Company’s 2007 first quarter non-GAAP earnings guidance excludes current expectations for first quarter amortization of intangible assets of approximately $2.6 million and stock based compensation expense of approximately $1.8 million, each net of tax. 2007 first quarter earnings per share expectations assume a weighted average share count of 57.7 million shares.

Conference Call Information

The Company will hold an investor and analyst conference call directly following the release after the close of market at 2:00 p.m. PDT.

When:	Tuesday, January 30, 2007
Time:	2:00 p.m. PT
Dial in:	+1 (800) 289-0572 or outside the U.S. +1 (913) 981-5543
Conf ID:	Epicor 2006 Fourth Quarter Earnings Call

On the call, George Klaus, chairman and CEO, Mark Duffell, president and COO, and Michael Piraino, executive vice president and CFO, will review fourth quarter earnings and the Company’s outlook for the 2007 first quarter and full year. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at www.epicor.com/company/investor and will be archived for thirty days following the call on the Company’s Web site.

About Epicor Software Corporation

Epicor, named one of FORTUNE magazine’s 100 Fastest-Growing Companies in 2006, is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to midmarket companies and divisions of the Global 1000. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues (including NLR growth rates), earnings and earnings per share, organic growth rates, ASPs, sales pipelines and opportunities, technology lead, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s annual report on Form 10K and 10K/A for the year ended December 31, 2005 at pages 17-25 and quarterly report on Form 10Q for the quarter ended September 30, 2006 at pages 39-46. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures.

This press release and the related conference call contain non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings Measure. The Company uses a non-GAAP earnings measure in its public statements. Management believes this non-GAAP measure helps indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses this non-GAAP measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP earnings measure for 2005 used by the Company is defined to exclude the following charges and benefits: amortization of intangible assets, stock based compensation expense, restructuring charges, write-off of in-process research and development, all net of tax, and the 2005 non-cash income tax benefit. The non-GAAP earnings measure for fiscal year 2006 used by the Company is defined to exclude the following charges and benefits: amortization of intangible assets and stock based compensation expense, each net of tax. Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock based compensation. Further, we believe that excluding stock-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which the fair value of our equity-based awards was not required to be reflected on our income statement. Management also believes that the exclusion of the write off related to in process research and development and the restructuring charges in the Company’s non-GAAP earnings measure for 2005 are important to facilitate accurate comparisons of our 2005 operating results to our 2006 operating results, which did not contain those elements. Finally, we believe that it is appropriate to exclude non-cash income tax benefits related to the release of its deferred tax asset valuation allowance as this additional income is not indicative of the Company’s ongoing operating results or income tax rate.

Organic Growth Measures. The Company also uses organic growth measures in its public statements, which exclude the results of the revenue contribution of CRS Retail Technology Group, a wholly owned subsidiary of the Company which was acquired in December 2005. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering them the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results and the ability to better identify trends in the Company’s underlying business. Management also uses this non-GAAP measure to perform trend analysis in the Company’s underlying business.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

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EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$70,178	$49,768
Short-term investments	—	3,271
Accounts receivable, net	83,965	67,728
Deferred income taxes	19,744	20,726
Inventory, net	4,885	4,572
Prepaid expenses and other current assets	7,587	6,759

Total current assets	186,359	152,824

Property and equipment, net	12,251	11,347
Deferred income taxes	16,472	22,449
Intangible assets, net	56,209	73,539
Goodwill	163,597	164,451
Other assets	5,710	4,341

Total assets	$440,598	$428,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,298	$12,150
Accrued expenses	50,574	56,709
Current portion of accrued restructuring costs	1,110	2,812
Current portion of long-term debt	1,102	100
Current portion of deferred revenue	63,726	57,183

Total current liabilities	130,810	128,954

Long-term debt, less current portion	98,273	124,639
Long-term portion of accrued restructuring costs	876	1,460
Long-term portion of deferred revenue	1,271	2,284
Long-term deferred income taxes	708	1,164

Total long-term liabilities	101,128	129,547

Stockholders’ equity:
Common stock	59	56
Additional paid-in capital	350,868	336,139
Less: treasury stock at cost	(10,895)	(10,679)
Accumulated other comprehensive loss	(1,177)	(1,053)
Accumulated deficit	(130,195)	(154,013)

Total stockholders’ equity	208,660	170,450

Total liabilities and stockholders’ equity	$440,598	$428,951

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
License fees	$32,331	$25,656	$99,530	$77,052
Consulting	29,265	20,237	107,520	73,666
Maintenance	38,323	34,231	150,010	134,544
Hardware and other	4,447	1,534	27,036	4,151

Total revenues	104,366	81,658	384,096	289,413

Cost of revenues	44,264	29,153	165,461	104,446
Amortization of intangible assets	4,263	3,315	17,007	11,759

Total cost of revenues	48,527	32,468	182,468	116,205

Gross profit	55,839	49,190	201,628	173,208

Operating expenses:
Sales and marketing	21,662	19,169	70,417	61,034
Software development	8,269	7,081	34,060	28,454
General and administrative	13,890	12,625	52,962	46,256
Restructuring charges and other	—	359	—	359
Write-off of in-process research and development	—	2,000	—	2,000

Total operating expenses	43,821	41,234	157,439	138,103

Income from operations	12,018	7,956	44,189	35,105
Interest expense	(2,032)	(682)	(8,430)	(1,471)
Other income, net	1,046	260	2,848	300

Income before income taxes	11,032	7,534	38,607	33,934
Minority interest in income of consolidated subsidiary	—	—	—	88
Non-cash income tax benefit	—	(1,562)	—	(21,479)
Provision for income taxes	4,285	1,152	14,789	3,290

Net income	$6,747	$7,944	$23,818	$52,035

Net income per share:
Basic	$0.12	$0.14	$0.43	$0.95
Diluted	$0.12	$0.14	$0.42	$0.92
Weighted average common shares outstanding:
Basic	56,272	55,245	55,919	54,665
Diluted	57,607	56,573	57,005	56,574

EPICOR SOFTWARE CORPORATION

NON-GAAP EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$6,747	$7,944	$23,818	$52,035

Add back, net of tax:
Amortization of intangible assets	2,756	2,947	11,168	11,147
Stock-based compensation expense	2,753	736	7,132	2,625
Restructuring charges and other	—	304	—	304
Write-off of in-process research and development	—	1,694	—	1,694
Non-cash income tax benefit	—	(1,562)	—	(21,479)

Non-GAAP earnings	$12,256	$12,063	$42,118	$46,326

Non-GAAP earnings per diluted share	$0.21	$0.21	$0.74	$0.82

Weighted average common shares outstanding:
Diluted	57,607	56,573	57,005	56,574

EPICOR SOFTWARE CORPORATION

2005 FULLY TAXED NON-GAAP EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31, 2005	Year Ended December 31, 2005
Income before income taxes	7,534	33,934
Minority interest in income of consolidated subsidiary	—	88

Provision for income taxes at 39%	2,938	13,234

Fully taxed net income	$4,596	$20,612

Add back, net of tax:
Amortization of intangible assets	2,122	7,528
Stock based compensation expense	736	2,625
Restructuring charges	219	219
Write-off of in-process research and development	1,220	1,220

Fully taxed non-GAAP earnings	$8,893	$32,204

Fully taxed non-GAAP earnings per diluted share	$0.16	$0.57

Weighted average common shares outstanding:
Diluted	56,573	56,574

EPICOR SOFTWARE CORPORATION

ORGANIC REVENUE RECONCILIATION

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Total license fees	$32,331	$25,656	$99,530	$77,052
CRS license fees	2,609	673	13,114	673

Total organic license fees	$29,722	$24,983	$86,416	$76,379

Total consulting	$29,265	$20,237	$107,520	$73,666
CRS consulting	5,128	1,482	20,868	1,482

Total organic consulting	$24,137	$18,755	$86,652	$72,184

Total maintenance	$38,323	$34,231	$150,010	$134,544
CRS maintenance	2,990	774	11,520	774

Total organic maintenance	$35,333	$33,457	$138,490	$133,770

Total hardware and other	$4,447	$1,534	$27,036	$4,151
CRS hardware and other	3,417	582	24,271	582

Total organic hardware and other	$1,030	$952	$2,765	$3,569

Total revenue	$104,366	$81,658	$384,096	$289,413
Total CRS revenue	14,144	3,511	69,773	3,511

Total organic revenue	$90,222	$78,147	$314,323	$285,902